Exhibit 99.1

Pep Boys CEO to Retire Board of Directors Plan Succession
Monday January 6, 5:00 pm ET

The Pep Boys - Manny, Moe & Jack (NYSE:PBY - News), the nation's leading full-service, automotive aftermarket chain, announced today that its Chairman and Chief Executive Officer, Mitchell G. Leibovitz, age 57, plans to retire and that the Board of Directors has formed a search committee and retained, Herbert Mines Associates, an executive search firm, to seek a replacement.

While no specific date has yet been determined, Mr. Leibovitz' retirement will be effective as of the date a successor is appointed. Until such time, Mr. Leibovitz will continue in his current positions and assist the Board of Directors in the succession process in order to ensure an orderly transition of function and authority.

The Chairman of the search committee of the Board of Directors, Bernard J. Korman, stated "Over the past 24 years Mitch has been integral to the growth and development of this fine company. His loyal service, leadership and vision have been invaluable to the company, its shareholders and employees and we are pleased that he has agreed to serve on our Board of Directors subsequent to his retirement. Pep Boys enjoys a number of competitive advantages and is well positioned to reach new levels under the stewardship and leadership of a worthy and suitable successor."

Mr. Leibovitz stated "The time has come for me to pass on the mantel of leadership at this company which I have grown to love. After nearly two decades of significant growth, we have overcome a few challenging years and are strategically well-positioned for continued growth as the economy recovers. I am looking forward to the next phase of my life which will include more time for family and travel, additional Board memberships and selective business opportunities."

Pep Boys operates 629 stores and over 6,500 service bays in 36 states and Puerto Rico. Along with its "do-it-yourself" and vehicle repair and maintenance capabilities, the company also services the commercial auto parts delivery market and is one of the leading sellers of replacement tires in the United States.

Customers can find the nearest location by calling 800/PEP BOYS or by visiting pepboys.com.

Note: Certain statements made herein, including those discussing management's expectations for future periods, are forward-looking and involve risks and uncertainties.

The Company's actual results may differ materially from the results discussed in the forward-looking statements due to factors beyond the control of the Company, including the strength of the national and regional economies, retail and commercial consumer's ability to spend, the vibrancy of the various sectors of the market that the Company serves, the weather in geographical regions with a high concentration of the Company's stores, competitive pricing, location and number of competitors' stores and product and labor costs.

Further factors that might cause such a difference include but are not limited to, the factors described in the Company's filings with the Securities and Exchange Commission.

Contact:

Pep Boys, Philadelphia
George Babich, 215/430-9720
Fax:  215/430-4661
investorrelations@pepboys.com
Internet: http://www.pepboys.com